UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 1, 2007

INSIGHT HEALTH SERVICES HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	333-75984	04-3570028
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26250 Enterprise Court, Suite 100, Lake Forest, CA		92630
(Address of principal executive offices)		(Zip Code)

(949) 282-6000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04  Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

InSight Health Services Corp. (“InSight”), a wholly owned subsidiary of InSight Health Services Holdings Corp. (the “Company”), failed to make the semi-annual interest payment of approximately $9.6 million in the aggregate due May 1, 2007 on InSight’s outstanding $194.5 million in aggregate principal amount of 9.875% senior subordinated notes due 2011 (the “Notes”).  InSight has a 30-day grace period during which payment can be made before triggering (i) an event of default under the indenture governing the Notes and (ii) cross-default and acceleration of debt provisions under agreements governing InSight’s senior secured revolving credit facility and senior secured floating rate notes due 2011.

Item 8.01  Other Events

On May 2, 2007, the Company issued a press release announcing the extension and modification of the Company’s registered exchange offer for the Notes.  As a result of the extension the exchange offer is now scheduled to expire at 11:59 p.m., New York City time, on May 16, 2007, unless further extended.  The modified terms of the exchange offer are described in the amended prospectus and solicitation statement as filed with the Securities and Exchange Commission on May 2, 2007.  The press release announcing the extension of the exchange offer is filed herewith as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

99.1                            Press Release of InSight Health Services Holdings Corp. dated May 2, 2007, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSIGHT HEALTH SERVICES HOLDINGS CORP.

May 2, 2007	By:	/s/ Brian G. Drazba
	Name:	Brian G. Drazba
	Title:	Senior Vice President and
Chief Accounting Officer

Exhibit Index

Exhibit Number	Description

99.1	Press Release of InSight Health Services Holdings Corp. dated May 2, 2007, filed herewith.